SCHEDULE 14A INFORMATION

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AllianceBernstein National Municipal Income Fund, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

INTERNAL WEBSITE

The following language will be available via link and/or banner on the AB internal website, THE LOOP:

HEADER: AB Funds Proxy Vote

On March 26, 2026, Equitable Holdings, Inc., AB’s parent company, and Corebridge Financial, Inc. announced an agreement to combine in a merger of equals. Shareholders of AB funds are required to approve new advisory agreements as a result of the merger.

Proxy ballots were mailed or emailed to shareholders, including AB employees, in late June. If you own any AB funds, please remember to vote before the shareholder meetings on August 3.

Questions about the proxy may be directed to your financial advisor or to Sodali & Co., our proxy solicitation firm, at 800-311-1512.

This transaction represents a significant step forward for our parent company, creating a premier global financial services leader. For AB, it provides a stable, long-term foundation that allows us to stay focused on what we do best: delivering better outcomes for our clients.

Please click here to read the proxy notification materials.

Thank you for your support.

EMPLOYEE EMAIL

The following language will be sent to all US employees via internal email.

Subject: AB Funds Proxy Vote

Dear AB Employees,

On March 26, 2026, Equitable Holdings, Inc., AB’s parent company, and Corebridge Financial, Inc. announced an agreement to combine in a merger of equals. Shareholders of AB funds are required to approve new advisory agreements as a result of the merger.

Proxy ballots were mailed or emailed to shareholders, including AB employees, in late June. If you own any AB funds, please remember to vote before the shareholder meetings on August 3.

Questions about the proxy may be directed to your financial advisor or to Sodali & Co., our proxy solicitation firm, at 800-311-1512.

If you hold your AB funds in a Bernstein account, please contact your Bernstein Advisor with any concerns or questions.

Please click here to read the proxy notification materials.

This transaction represents a significant step forward for our parent company, creating a premier global financial services leader. For AB, it provides a stable, long-term foundation that allows us to stay focused on what we do best: delivering better outcomes for our clients.

Thank you for your support,

Mark Manley

General Counsel and Corporate Secretary